Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Mersana Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	5,075,997 (2)	$0.66 (3)	$3,350,158 (3)	$153.10 per $1,000,000	$512.91
Total Offering Amounts					$3,350,158		$512.91
Total Fee Offsets							—
Net Fee Due							$512.91

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Consists of (a) 4,625,997 additional shares issuable under the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan and (b) 450,000 additional shares issuable under the Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan, as amended (the “2017 ESPP”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated based on $0.67, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on January 13, 2025. Pursuant to the 2017 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the applicable offering period and (ii) the exercise date.